Exhibit 16.1

November 11, 2013

Securities and Exchange Commission
100 F Street, NE Washington, DC  20549
U.S.A.

Dear Sirs/Madams:

Re: Eco-Tek Group Inc.

We are the former independent auditors for Eco-Tek Group Inc. (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated November 1, 2013 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ DNTW

DNTW Toronto LLP
Licensed Public Accountants
Markham, Canada